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FOR IMMEDIATE RELEASE



INVESTOR CONTACTS:   Nate Wallace                    Raj Rajaji
                     DIRECTOR, INVESTOR RELATIONS    CHIEF FINANCIAL OFFICER
                     Manugistics Group, Inc.         Manugistics Group, Inc.
                     301-984-5059                    301-984-5087

PRESS CONTACTS:      Didi Blackwood
                     VICE PRESIDENT, CORPORATE COMMUNICATIONS
                     Manugistics Group, Inc.
                     301-255-5330


                       MANUGISTICS ANNOUNCES PLACEMENT OF
                   $200 MILLION CONVERTIBLE SUBORDINATED NOTES

ROCKVILLE, MD. - OCTOBER 17, 2000 - Manugistics Group, Inc. (Nasdaq: MANU) today announced the private placement of $200 million of its 5% Convertible Subordinated Notes due 2007. The offering is expected to close on October 20, 2000. The company has granted the initial purchasers an option to purchase an additional $50 million of Notes. The Notes will be convertible into Manugistics common stock at an initial conversion price of approximately $88.13 per share.

The company expects the net proceeds of this offering will be used for working capital and general corporate purposes, including capital expenditures and research and development. The company may also use portions of the net proceeds to acquire businesses, products, and technologies that complement or expand its business.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT MANUGISTICS GROUP, INC.
Headquartered in Rockville, Md., Manugistics Group, Inc. is a leading global provider of supply chain optimization and eBusiness solutions. With more than 900 clients, Manugistics helps power intelligent decisions for profitable growth in leading companies such as 3Com, Amazon.com, Coca-Cola Bottling, Cisco, Commerx, Compaq, DuPont, Mobil, FreightWise, General Electric, Harley-Davidson, Hormel, Nestle, Texas Instruments, Timberland and Unilever.

For additional information regarding this announcement, contact the Manugistics Investor Relations Department at 301-984-5409.
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This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, risks related to quarterly performance, risks of system interruption, anticipated client benefits, delivery of software functionality, management of potential growth, and risks of new business areas, international expansion, business combinations and strategic alliances. More information, about factors that potentially could affect Manugistics' financial results is included in Manugistics' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 29, 2000 and our current report on Form 8-K filed on October 10, 2000.

Manugistics is a registered trademark, and the Manugistics logo, the phrase "Leveraged Intelligence," and NetWORKS are trademarks, of Manugistics, Inc. All other product or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners. Additional information about Manugistics can be found at the company's site on the World Wide Web, at http://www.manugistics.com.